Pathway Capital Opportunity Fund, Inc.
MULTIPLE CLASS PLAN

This Multiple Class Plan (the "Plan") is adopted by Pathway Capital Opportunity Fund, Inc. (the "Fund"). A majority of the Directors, including a majority of the Directors who are not “interested persons” of the Fund (as defined in the Investment Company Act of 1940, as amended (the "Act")), having determined that the Plan is in the best interests of the shareholders of each class of the Fund and the shareholders of the Fund as a whole, have approved the Plan.

The provisions of the Plan are:

1.
General Description of Classes. Each class of shares of the Fund shall represent interests in the same portfolio of investments of the Fund, shall have no exchange privileges or conversion features within the Fund unless an exchange or conversion feature is described in the Fund's Prospectus, and shall be identical in all respects, except that, as provided for in the Fund's Prospectus, each class may differ with respect to: (i) asset-based distribution fees; (ii) shareholder services and expenses; (iii) differences relating to sales loads, early withdrawal charges, purchase minimums, eligible investors and exchange privileges; and (iv) the designation of each class of shares. The classes of shares designated by the Fund are set forth in Exhibit A.

2.	Allocation of Income and Class Expenses.

a.	Each class of shares shall have the same rights, preferences, voting powers, restrictions and limitations, except as follows:

(i)	expenses related to the distribution of a class of shares or to the services provided to shareholders of a class of shares shall be borne solely by such class;

(ii)	the following expenses attributable to the shares of a particular class will be borne solely by the class to which they are attributable:

(a)	asset-based distribution, transfer agency fees, account maintenance and shareholder service fees identified as being attributable to a specific class of shares;

(b)	state securities registration or notification fees incurred by a specific class of shares;

(c)	Securities and Exchange Commission (“SEC” registration fees incurred by a specific class of shares;

(d)	Accounting, audit and tax expenses relating to a specific class of shares;

(e)	fees and other payments made to service providers for holders of a particular class of shares, including maintenance of individual brokerage accounts and custody accounts as well as related and unrelated dividend disbursing and sub-accounting services;

(f)	Litigation or other legal expenses relating only to a specific class of shares;

(g)	Trustees’ fees incurred as a result of time spent addressing issues relating only to a specific class of shares;

(h)	legal, printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy materials to current holders of a specific class of shares;

(i)	extraordinary non-recurring expenses including litigation and other legal expenses relating to a particular class; and

(j)	such other expenses as the Directors determine were incurred by a specific class and are appropriately paid by that class.

(iii)
Income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific class pursuant to this Section 2, shall be allocated to each class of the Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

b.
Investment advisory fees, custodial fees, and other expenses relating to the management of the Fund's assets shall not be allocated on a class-specific basis, but rather based upon relative net or gross assets, as applicable.

3.
Voting Rights. Each class of shares will have exclusive voting rights with respect to matters that exclusively affect such class and separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

4.	Reserved.

5.	Class Designation. Subject to the approval by the Directors, the Fund may alter the nomenclature for the designations of one or more of its classes of shares.

6.
Additional Information. This Plan is qualified by and subject to the terms of the Fund's then-current Prospectus for the applicable class of shares of the Fund; provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of this Plan. The Fund's Prospectus contains additional information about each class of shares of the Fund and the multiple class structure of such Fund.

7.
Effective Date. This Plan is effective on October 25, 2017, provided that this Plan shall not become effective with respect to the Fund or a class of shares of the Fund unless first approved by a majority of the Directors, including a majority of the Directors who are not “interested persons” of the Fund (as defined in the Act). This Plan may be terminated or amended at any time with respect to the Fund or a class of shares thereof by a majority of the Directors, including a majority of the Directors who are not “interested persons” of the Fund (as defined in the Act).

8.
Miscellaneous. Any reference in this Plan to information in the Fund's Prospectus shall mean information in the Fund's Prospectus, as the same may be amended or supplemented from time to time, or in the Fund's Statement of Additional Information, as the same may be amended or supplemented from time to time.

APPENDIX A

Classes or Proposed Classes as of October 27, 2017

Share Classes	Share Class Features*
	Shareholder Servicing Fee	Distribution Fee	Front-End Sales Charge	Early Withdrawal Charge
A	0.25%	None	5.75%	None
C	0.25%	0.75%	None	1.0%(1)
I	None	None	None	None
L	0.25%	0.25%	4.25%	None
* The features and expenses of each share class are described in further detail in the Fund's Prospectus, which may be supplemented from time to time. As of October 27, 2017, the Fund’s shares correspond to Class A Shares, Class C Shares, Class I Shares and Class L Shares.
1 Class C shareholders may be subject to an early withdrawal fee of 1% on shares repurchased during the first 365 days after their purchase.

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